[LOGO] FORUM
       FINANCIAL GROUP

                                                May 5, 2003
VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Forum Funds
     Remove 497 EDGAR Filing Filed on May 5, 2003
     File No. 002-67052

Dear Sir or Madam:

         Please remove the Forum Funds 497 filing filed on May 5, 2003 with accession number 0001004402-03-000304. It was submitted with the incorrect submission header (497) and was refiled with the correct submission header
(497j) on May 5, 2003.

                                        Very truly yours,

                                        /s/ L. Greg Curtis

                                        L. Greg Curtis
                                        Forum Administrative Services, Inc.


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TWO PORTLAND SQUARE PORTLAND, MAINE 04101 TEL: 207-879-1900FAX: 207-879-6050 WWW.FORUM-FINANCIAL.COM
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                        PORTLAND   WARSAW   BERMUDA   MALTA
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